CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-46168, 333-10281, 333-10277, 333-110393, 333-147377, 333-169110, 333-170506 and 333-228204 on Form S-8, and Registration Statement No. 333-226705 on S-3 of our reports dated August 5, 2020 relating to the consolidated financial statements and financial statement schedule of Automatic Data Processing, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Automatic Data Processing, Inc. for the year ended June 30, 2020.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
August 5, 2020